Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
The South Financial Group, Inc.:
We consent to of the use of our report dated March 10, 2006, with respect to The South Financial Group, Inc. and subsidiaries’ consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for the year ended December 31, 2005, incorporated by reference herein, except with respect to our opinion on the Consolidated Financial Statements insofar as it relates to the effects of changes in segments discussed in Note 12 and Note 30, for which the date is May 14, 2008, and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Greenville, South Carolina
June 6, 2008